Exhibit 16.1

KPMG LLP

July 2, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Pulse Electronics Corporation and, under the date of March 13, 2013, we reported on the consolidated financial statements of Pulse Electronics Corporation as of and for the years ended December 28, 2012 and December 30, 2011, and the effectiveness of internal control over financial reporting as of December 28, 2012. On June 26, 2013, we were dismissed. We have read Pulse Electronics Corporation’s statements included under Item 4.01 of its Form 8-K dated July 2, 2013, and we agree with such statements except that we are not in a position to agree or disagree with Pulse Electronics Corporation’s statement that the Audit Committee of the Board of Directors recently completed a competitive process to determine which audit firm would serve as the Company’s independent registered public accounting firm for the year ended December 27, 2013 and with the statements made in the final two paragraphs.

Very truly yours,

/s/ KPMG LLP

KPMG LLP